Duma Energy Launches New Website
Updated Corporate Presentation and Factsheet Now Available

Houston, Texas - Apr 12, 2012 - Duma Energy Corp. (OTCBB: SGCAD) (the "Company") today announced the launch of its new corporate website www.duma.com. The launch of Duma.com is part of a series of corporate actions previously announced, including the name change from Strategic American Oil Corp. This change was approved by FINRA (Financial Industry Regulatory Authority, Inc.) and became effective April 4, 2012. The trading symbol for the Company was also temporarily changed from "SGCA" to "SGCAD".

Jeremy G. Driver, Chairman and CEO of Duma Energy Corp. stated that, "we are pleased to launch Duma.com along with our revised corporate presentation and factsheet. The website reflects our new focus and broader mission of leveraging our growing reserves and revenue to pursue attractive opportunities that have exponential growth potential for shareholders."

The company is also currently working to create a majority independent board of directors. These actions are designed to position the company for a potential listing on a senior exchange when market conditions and listing requirements prevail.

About Duma Energy Corp.

Duma Energy Corp. (OTCBB: SGCAD) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma Energy will continue increasing revenue, cash flow, and reserves to fund its aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website at www.duma.com.

Investor Relations
Investor Awareness, Inc.
Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.